Exhibit 21.1

The following is a list of subsidiaries for Securus Technologies, Inc.:

•	T-Netix, Inc.

	-	T-Netix Telecommunications, Inc.

	-	Telequip Labs, Inc.

•	Evercom Holdings, Inc.

	-	Evercom, Inc.

	-	Evercom Systems, Inc.